Filed Pursuant to Rule 424(b)(3)
Registration No. 333-133652

NNN HEALTHCARE/OFFICE REIT, INC.
SUPPLEMENT NO. 1 DATED NOVEMBER 16, 2006
TO THE PROSPECTUS DATED SEPTEMBER 20, 2006

This document supplements, and should be read in conjunction with, our prospectus dated September 20, 2006, relating to our offering of 221,052,632 shares of common stock. The purpose of this Supplement No. 1 is to disclose:

•	the status of our initial public offering;

•	the appointment of Gary T. Wescombe to our board of directors;

•	the approval by our board of directors for our acquisition of two properties;

•	the declaration of distributions to our stockholders;

•	changes in the terminology for certain fees paid to our advisor and its affiliates;

•	a change in the amount of the marketing support fee payable to our dealer manager that may be reallowed to participating broker-dealers;

•	changes to the price per share paid by our directors, officers and other affiliates;

•	“Management’s Discussion and Analysis of Financial Condition and Results of Operations” similar to that filed in our Quarterly Report on Form 10-Q for the period ended September 30, 2006, filed on November 9, 2006; and

•	our unaudited financial statements as of and for the three months ended September 30, 2006 and for the period from April 28, 2006 (Date of Inception) through September 30, 2006.

Status of Our Initial Public Offering

As of November 15, 2006, we had received and accepted subscriptions in our offering for 11,622 shares of common stock, or $112,573. We will not sell any shares in our offering unless we raise the minimum offering of $2,000,000 by September 20, 2007, excluding shares purchased by our executive officers and directors, our dealer manager and by our advisor and its affiliates. If we are not able to raise at least the minimum offering by September 20, 2007, we will promptly return all funds raised, including interest, to subscribers and we will terminate our offering.

Appointment of Gary T. Wescombe to our Board of Directors

Effective October 4, 2006, our board of directors appointed Gary T. Wescombe to serve as one of our directors. Mr. Wescombe, age 63, provides consulting services to various entities in the real estate sector. He is director, chief financial officer and treasurer of the Arnold and Mabel Beckman Foundation, a nonprofit foundation established for the purpose of supporting scientific research. From October 1999 to December 2001, he was a partner in Warmington Wescombe Realty Partners in Costa Mesa, California, where he focused on real estate investments and financing strategies. Prior to retiring in 1999, Mr. Wescombe was a Partner with Ernst & Young, LLP (previously Kenneth Leventhal & Company) from 1970 to 1999. In addition, Mr. Wescombe has also served as a director of G REIT, Inc. since December 2001.

Approval to Acquire Two Properties

On October 4, 2006, our board of directors authorized our officers to take the necessary actions to acquire: (i) the Crawfordsville Medical Office Park and Athens Surgery Center property, or the Crawfordsville property, situated within the St. Clare Medical Center campus located in Crawfordville, Indiana, for a purchase price of $6,900,000; and (ii) the Southpointe Office Parke and Epler Parke I property, or Southpointe Epler Parke property, a portfolio of seven multi-tenant office/medical office buildings located in the Southport community of Indianapolis, Indiana, for a purchase price of $14,800,000. The acquisition of the two properties is contingent upon the following: (a) the minimum sale of 200,000 shares of our common stock required to release offering proceeds from the escrow account in accordance with our prospectus; (b) the sale of sufficient shares of our common stock and receipt of debt financing to provide the funds necessary to purchase each of the two properties; and (c) receipt of satisfactory Phase I environmental reports. As of the date of this Supplement No. 1, we have received satisfactory Phase I Environmental reports for both properties.

Declaration of Distributions

On October 4, 2006, our board of directors approved the payment of an initial distribution rate of 6.5% per annum paid monthly to stockholders of record as of one business day following the close of our acquisition of either the Crawfordsville property or the Southpointe Epler Parke property. However, there can be no assurance that we will be able to complete the acquisition of either of these properties.

Changes to Terminology for Acquisition Fees

Pursuant to the terms of our advisory agreement, we agreed to pay a fee to Realty or our advisor for its services in connection with the due diligence, selection and acquisition of a property in an amount up to 3.0% of the purchase price of the property acquired or up to 4.0% of the total development cost of any development property acquired, as applicable. Throughout our prospectus, we referred to this fee as a “real estate commission.” However, we have determined that, to be consistent with our charter, this fee should be referred to as an “acquisition fee.” Therefore, all references in the prospectus to “real estate commissions” which are payable to Realty or our advisor during our acquisition and development stage shall be deemed to refer to “acquisition fees,” and all references to this fee in future filings shall also be to “acquisition fees.” We have not made any changes to the amount or nature of the acquisition fees.

Change in the Amount of the Marketing Support Fee that May Be Reallowed

We will pay NNN Capital Corp., our dealer manager, an amount equal to 2.5% of the gross proceeds from the primary offering in the form of a non-accountable marketing support fee. We previously disclosed in the “Estimated Use of Proceeds,” “Compensation Table” and “Plan of Distribution” sections of the prospectus that, of that amount, NNN Capital Corp. may reallow to broker-dealers participating in the offering up to 1.0% of the gross proceeds for marketing fees and expenses. NNN Capital Corp. has determined that it may reallow up to 1.5% of the gross proceeds to participating broker-dealers, as negotiated on a case-by-case basis. This change does not affect the price of the shares of our common stock sold in this offering or the net proceeds that we will receive.

Changes to the Price Per Share Paid by our Directors, Officers and Other Affiliates

As we disclosed in our prospectus, our directors and officers, as well as officers, managers and employees of our advisor and its affiliates, may purchase shares in our offering at a discount. We previously stated that the purchase price for these shares would be $9.00 per share reflecting the fact that selling commissions in the amount of $0.70 per share, marketing support fee in the amount of $0.25 per share, and due diligence expense reimbursements in the amount of $0.05 per share will not be paid in connection with these sales. We have subsequently determined that the purchase price for these shares should be $9.05 per share, reflecting that selling commissions in the amount of $0.70 per share and the marketing allowance in the amount of $0.25 per share will not be paid in connection with these sales. Since the due diligence expense reimbursement in the amount of up to $0.05 per share is only paid if accountable expenses are incurred, we are not reducing the per share purchase price by that amount. The net proceeds to us from these sales made net of commissions will be substantially the same as the net proceeds we receive from other sales of shares in our primary offering. Our advisor and its affiliates are expected to hold their shares purchased as stockholders for investment and not with a view towards distribution. There is no limitation on the number of shares that may be purchased by these parties. None of the shares sold to these parties will be counted in determining if we have raised the minimum offering.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The use of the words “we,” “us” or “our” refers to NNN Healthcare/Office REIT, Inc. and our subsidiary, NNN Healthcare/Office REIT Holdings, L.P., except where the context otherwise requires.

The following discussion should be read in conjunction with our unaudited consolidated financial statements and notes appearing elsewhere in this Supplement No. 1 as well as our consolidated financial statements and notes included in our prospectus. Such financial statements and information have been prepared to reflect our financial position as of September 30, 2006, together with our results of operations for the three months ended September 30, 2006 and for the period from April 28, 2006 (Date of Inception) through September 30, 2006 and cash flows for the period from April 28, 2006 (Date of Inception) through September 30, 2006.

Forward-Looking Statements

Historical results and trends should not be taken as indicative of future operations. Our statements contained in this Supplement No. 1 that are not historical facts are forward-looking statements. Actual results may differ materially from those included in the forward-looking statements. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of us, are generally identifiable by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “prospects,” or similar expressions. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on our operations and future prospects on a consolidated basis include, but are not limited to: changes in economic conditions generally and the real estate market specifically; legislative/regulatory changes, including changes to laws governing the taxation of real estate investment trusts, or REITs; the availability of capital; changes in interest rates; competition in the real estate industry; the supply and demand for operating properties in our proposed market areas; changes in accounting principles generally accepted in the United States of America, or GAAP, policies and guidelines applicable to REITs; the availability of properties to acquire; the availability of financing; our ongoing relationship with Triple Net Properties, LLC, or our Sponsor; and litigation, including without limitation, the investigation of our Sponsor by the Securities and Exchange Commission, or the SEC. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning us and our business, including additional factors that could materially affect our financial results, is included herein and in our other filings with the SEC.

Overview

We were incorporated on April 20, 2006 under the laws of the State of Maryland and intend to provide investors the potential for income and growth through investment in a diversified portfolio of real estate properties, focusing primarily on medical office buildings, healthcare-related facilities and quality commercial office properties that produce current income. We may also invest in real estate related securities. If we meet the qualification requirements, we intend to elect to be treated as a REIT, for federal income tax purposes for our taxable year ending December 31, 2006.

We are conducting a best efforts initial public offering, or our Offering, in which we are offering a minimum of 200,000 shares of our common stock aggregating at least $2,000,000, or the minimum offering, and a maximum of 200,000,000 shares of our common stock aggregating up to $2,200,000,000, or the maximum offering, for $10.00 per share and 21,052,632 shares of our common stock pursuant to our distribution reinvestment plan, or the DRIP, at $9.50 per share. Shares purchased by our executive officers and directors, by NNN Capital Corp., or our Dealer Manager, by NNN Healthcare/Office REIT Advisor, LLC, or our Advisor, or its affiliates will not count toward the minimum offering.

We anticipate that we will conduct substantially all of our operations through NNN Healthcare/Office REIT Holdings, L.P., or our Operating Partnership. We are externally advised by our Advisor, pursuant to an advisory agreement, or the Advisory Agreement, between us, our Advisor and Triple Net Properties, LLC, or Triple Net Properties, our Sponsor, who is the parent and managing member of our Advisor. The Advisory

Agreement has a one year term that expires in September 2007, and is subject to successive renewals. Our Advisor supervises and manages our day-to-day operations and will select the properties and securities we acquire, subject to oversight by our board of directors. Our Advisor will also provide marketing, sales and client services on our behalf. Our Advisor is affiliated with us in that we and our Advisor have common officers, some of whom also own an equity interest in our Advisor. Our Advisor engages affiliated entities, including Triple Net Properties Realty, Inc., an affiliate of our Advisor, to provide various services to us and our future properties.

As of September 30, 2006, we had neither purchased nor contracted to purchase any investments.

Results of Operations

As of the date of this Supplement No. 1, we have not raised the minimum offering nor have we acquired any real estate properties or real estate related investments. We are not aware of any material trends or uncertainties, other than national economic conditions affecting real estate generally, that may reasonably be expected to have a material impact, favorable or unfavorable, on revenues or income from the acquisition, management and operation of properties other than those listed in our prospectus.

If we raise only the minimum offering, we will not have enough proceeds to invest in a diversified real estate portfolio. Our real estate portfolio would be concentrated in a small number of properties, resulting in increased exposure to local and regional economic downturns and the poor performance of one or more of our properties and, therefore, expose our stockholders to increased risk. In addition, many of our expenses are fixed regardless of the size of our real estate portfolio. Therefore, if we raise only the minimum offering, we would expend a larger portion of our income on operating expenses. This would reduce our profitability and, in turn, the amount of net income available for distribution to our stockholders.

For the three months ended September 30, 2006 and for the period from April 28, 2006 (Date of Inception) through September 30, 2006, we had a net loss of approximately $50,000, or $88.84 per share, and approximately $50,000, or $141.88 per share, respectively, due to general and administrative expenses related to directors’ and officers’ insurance premiums of $7,000, directors’ fees of $12,000, and restricted stock compensation of $31,000. We expect general and administrative expenses to increase in the future based on a full year of operations as well as increased activity as we make real estate investments. Our results of operations are not indicative of those expected in future periods.

Our organizational, offering and related expenses are initially being paid by our Advisor, our Dealer Manager and their affiliates on our behalf. These organizational, offering and related expenses include all expenses (other than selling commissions and the marketing support fee) to be paid by us in connection with our Offering. As of September 30, 2006 and April 28, 2006, our Advisor or Triple Net Properties have incurred $959,000 and $663,000, respectively. These expenses will only become our liability to the extent selling commissions, the marketing support fee and due diligence expense reimbursement and other organizational and offering expenses do not exceed 11.5% of the gross proceeds of our Offering. We have no obligation to reimburse our Advisor, our Dealer Manager or their affiliates for any organizational, offering and related expenses unless we raise the minimum offering. As such, these expenses are not recorded in our accompanying consolidated financial statements because we had not raised the minimum offering as of September 30, 2006. See Note 4, Related Party Transactions — Offering Stage, to our accompanying consolidated financial statements for a further discussion of expenses during our offering stage.

Critical Accounting Policies

We believe that our critical accounting policies are those that require significant judgments and estimates such as those related to revenue recognition, allowance for uncollectible accounts, capitalization of expenditures, depreciation of assets, impairment of real estate, properties held for sale, purchase price allocation, and qualification as a REIT. These estimates are made and evaluated on an on-going basis using information that is currently available as well as various other assumptions believed to be reasonable under the circumstances.

Use of Estimates

The preparation of financial statements in accordance with GAAP requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. Actual results could differ from those estimates, perhaps in material adverse ways, and those estimates could be different under different assumptions or conditions.

Revenue Recognition and Allowance for Uncollectible Accounts

In accordance with Statement of Financial Accounting Standards, or SFAS, No. 13, Accounting for Leases, we will recognize base rental income on a straight-line basis over the terms of the respective lease agreements (including rent holidays). Differences between rental income recognized and amounts contractually due under the lease agreements will be credited or charged, as applicable, to rent receivable. Tenant reimbursement revenue, which is comprised of additional amounts recoverable from tenants for common area maintenance expenses and certain other recoverable expenses, will be recognized as revenue in the period in which the related expenses are incurred.

Tenant receivables and unbilled deferred rent receivables will be carried net of the allowances for uncollectible tenant receivables and unbilled deferred rent. An allowance will be maintained for estimated losses resulting from the inability of certain tenants to meet their contractual obligations under their lease agreements. We also will maintain an allowance for deferred rent receivables arising from the straight-lining of rents. We will determine the adequacy of this allowance by continually evaluating individual tenant receivables considering the tenant’s financial condition, security deposits, letters of credit, lease guarantees, if applicable, and current economic conditions.

Capitalization of Expenditures and Depreciation of Assets

The cost of operating properties will include the cost of land and completed buildings and related improvements. Expenditures that increase the service life of properties will be capitalized; the cost of maintenance and repairs will be charged to expense as incurred. The cost of building and improvements will be depreciated on a straight-line basis over the estimated useful lives of the buildings and improvements, ranging primarily from 15 to 39 years and the shorter of the lease term or useful life, ranging from one to 10 years for tenant improvements. Furniture, fixtures and equipment will be depreciated over five years. When depreciable property will be retired or disposed of, the related costs and accumulated depreciation will be removed from the accounts and any gain or loss reflected in operations.

Impairment

Our properties will be carried at the lower of historical cost less accumulated depreciation or fair value. We will assess the impairment of a real estate asset when events or changes in circumstances indicate that the net book value may not be recoverable. Indicators we consider important and that we believe could trigger an impairment review include the following:

•	significant negative industry or economic trends;

•	a significant underperformance relative to historical or projected future operating results; and

•	a significant change in the manner in which the asset is used.

In the event that the carrying amount of a property exceeds the sum of the undiscounted cash flows (excluding interest) that would be expected to result from the use and eventual disposition of the property, we would recognize an impairment loss to the extent the carrying amount exceeds the estimated fair value of the property. The estimation of expected future net cash flows will be inherently uncertain and will rely on subjective assumptions dependent upon future and current market conditions and events that affect the ultimate value of the property. It will require us to make assumptions related to future rental rates, tenant allowances, operating expenditures, property taxes, capital improvements, occupancy levels, and the estimated proceeds generated from the future sale of the property.

Properties Held for Sale

We will account for our properties held for sale in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long Lived Assets, or SFAS No. 144, which addresses financial accounting and reporting for the impairment or disposal of long-lived assets and requires that, in a period in which a component of an entity either has been disposed of or is classified as held for sale, the income statements for current and prior periods shall report the results of operations of the component as discontinued operations.

In accordance with SFAS No. 144, at such time as a property is held for sale, such property will be carried at the lower of (i) its carrying amount or (ii) fair value less costs to sell. In addition, a property being held for sale ceases to be depreciated. We will classify operating properties as property held for sale in the period in which all of the following criteria are met:

•	management, having the authority to approve the action, commits to a plan to sell the asset;

•	the asset is available for immediate sale in its present condition subject only to terms that are usual and customary for sales of such assets;

•	an active program to locate a buyer and other actions required to complete the plan to sell the asset has been initiated;

•	the sale of the asset is probable and the transfer of the asset is expected to qualify for recognition as a completed sale within one year;

•	the asset is being actively marketed for sale at a price that is reasonable in relation to its current fair value; and

•	given the actions required to complete the plan to sell the asset, it is unlikely that significant changes to the plan would be made or that the plan would be withdrawn.

Purchase Price Allocation

In accordance with SFAS No. 141, Business Combinations, we, with assistance from independent valuation specialists, will allocate the purchase price of acquired properties to tangible and identified intangible assets based on their respective fair values. The allocation to tangible assets (building and land) will be based upon our determination of the value of the property as if it were vacant using discounted cash flow models similar to those used by independent appraisers. Factors considered by us will include an estimate of carrying costs during the expected lease-up periods considering current market conditions and costs to execute similar leases. Additionally, the purchase price of the applicable property will be allocated to the above or below market value of in-place leases and the value of in-place leases and related tenant relationships.

The value allocable to the above or below market component of the acquired in-place leases will be determined based upon the present value (using a discount rate which reflects the risks associated with the acquired leases) of the difference between (i) the contractual amounts to be paid pursuant to the lease over its remaining term and (ii) management’s estimate of the amounts that would be paid using fair market rates over the remaining term of the lease. The amounts allocated to above market leases will be included in the intangible assets and below market lease values will be included in intangible liabilities in our consolidated financial statements and will be amortized to rental income over the weighted average remaining term of the acquired leases with each property.

The total amount of other intangible assets acquired will be further allocated to in-place lease costs and the value of tenant relationships based on management’s evaluation of the specific characteristics of each tenant’s lease and our overall relationship with that respective tenant. Characteristics considered by management in allocating these values will include the nature and extent of the credit quality and expectations of lease renewals, among other factors.

These allocations will be subject to change based on continuing valuation analysis, or other evidence, until the allocations are finalized or the stipulated time of one year from the date of acquisition.

REIT Requirements

For our taxable year ending December 31, 2006, we intend to elect to be taxed as a REIT under Section 856 through 860 of the Internal Revenue Code of 1986, as amended, or the Code, and, upon the election being made, we will be taxed as such beginning with our taxable year ending December 31, 2006. To qualify as a REIT, we must meet certain organizational and operational requirements, including a requirement to currently distribute at least 90.0% of our REIT taxable income to stockholders. As a REIT, we generally will not be subject to federal income tax on taxable income that we distribute to our stockholders. If we fail to qualify as a REIT in any taxable year, we will then be subject to federal income taxes on our taxable income at regular corporate rates starting with that year and will not be permitted to qualify for treatment as a REIT for federal income tax purposes for four years following the year during which qualification is lost unless the Internal Revenue Service were to grant us relief under certain statutory provisions. Such an event could have a material adverse effect on our net income and net cash available for distribution to stockholders. However, we believe that we will be organized and will operate in such a manner as to qualify for treatment as a REIT for federal income tax purposes.

New Accounting Pronouncements

In July 2006, the Financial Accounting Standards Board, or the FASB, issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes, or FIN No. 48. This interpretation, among other things, creates a two step approach for evaluating uncertain tax positions. Recognition (step one) occurs when an enterprise concludes that a tax position, based solely on its technical merits, is more-likely-than-not to be sustained upon examination. Measurement (step two) determines the amount of benefit that more-likely-than-not will be realized upon settlement. Derecognition of a tax position that was previously recognized would occur when a company subsequently determines that a tax position no longer meets the more-likely-than-not threshold of being sustained. FIN No. 48 specifically prohibits the use of a valuation allowance as a substitute for derecognition of tax positions, and it has expanded disclosure requirements. FIN No. 48 is effective for fiscal years beginning after December 15, 2006, in which the impact of adoption should be accounted for as a cumulative-effect adjustment to the beginning balance of retained earnings. We will adopt FIN No. 48 on January 1, 2007. We are evaluating FIN No. 48 and have not yet determined the impact the adoption will have on our consolidated financial statements.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurement, or SFAS No. 157. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in accordance with GAAP, and expands disclosures about fair value measurements. The provisions of SFAS No. 157 are effective for fiscal years beginning after November 15, 2007. We will adopt SFAS No. 157 on January 1, 2008. We are evaluating SFAS No. 157 and have not yet determined the impact the adoption will have on our consolidated financial statements.

In September 2006, the SEC released Staff Accounting Bulletin, or SAB, No. 108, Considering the Effects of Prior Year Misstatements When Quantifying Current Year Misstatements, or SAB No. 108, to address diversity in practice regarding consideration of the effects of prior year errors when quantifying misstatements in current year financial statements. The SEC staff concluded that registrants should quantify financial statement errors using both a balance sheet approach and an income statement approach and evaluate whether either approach results in quantifying a misstatement that, when all relevant quantitative and qualitative factors are considered, is material. SAB No. 108 states that if correcting an error in the current year materially affects the current year’s income statement, the prior period financial statements must be restated. SAB No. 108 is effective for fiscal years ending after November 15, 2006. We will adopt SAB No. 108 on January 1, 2007. We do not expect that the adoption of SAB No. 108 will have a material impact on our consolidated financial statements.

Liquidity and Capital Resources

We are dependent upon the net proceeds to be received from our Offering to conduct our proposed activities. The capital required to purchase real estate and real estate related securities will be obtained from our Offering and from any indebtedness that we may incur. We have been initially capitalized with $2,000 from the sale of 200 shares of our common stock to our Advisor and our Advisor has invested $200,000 in our Operating Partnership for a total of $202,000 in cash as of September 30, 2006.

As such, cash flows from financing activities for the period from April 28, 2006 (Date of Inception) through September 30, 2006, were $202,000. We had no cash flows from operating or investing activities for the period from April 28, 2006 (Date of Inception) through September 30, 2006.

As of September 30, 2006, we had accrued liabilities in the amount of approximately $19,000 for insurance premiums for directors’ and officers’ liability insurance and directors’ fees. Our sources of funds will primarily be the net proceeds of our Offering, operating cash flows and borrowings. We have no outstanding debt, nor have we identified any sources of debt financing, although we expect to use debt to acquire our properties.

We anticipate that aggregate borrowings, both secured and unsecured, will not exceed 60.0% of all of our properties’ combined fair market values, as determined at the end of each calendar year beginning with our first full year of operations. For these purposes, the fair market value of each asset will be equal to the purchase price paid for the asset or, if the asset was appraised subsequent to the date of purchase, then the fair market value will be equal to the value reported in the most recent independent appraisal of the asset. Our policies do not limit the amount we may borrow with respect to any individual investment.

Our principal demands for funds will be for acquisitions of real estate and real estate related securities, to pay operating expenses and interest on our outstanding indebtedness and to make distributions to our stockholders. In addition, we will require resources to make certain payments to our Advisor and our Dealer Manager, which during our Offering include payments to our Advisor and its affiliates for reimbursement of certain organizational and offering expenses and to our Dealer Manager and its affiliates for selling commissions, non-accountable marketing support fees and due diligence expense reimbursements.

Generally, cash needs for items other than acquisitions of real estate and real estate related securities will be met from operations, borrowing, and the net proceeds of our Offering, including the proceeds raised through the DRIP. However, there may be a delay between the sale of our shares and our investments in properties and real estate related securities, which could result in a delay in the benefits to our stockholders, if any, of returns generated from our investment operations. We believe that these cash resources will be sufficient to satisfy our cash requirements for the foreseeable future, and we do not anticipate a need to raise funds from other than these sources within the next twelve months.

Our Advisor will evaluate potential additional investments and will engage in negotiations with real estate sellers, developers, brokers, investment managers, lenders and others on our behalf. Until we invest the proceeds of our Offering in properties and real estate related securities, we may invest in short-term, highly liquid or other authorized investments. Such short-term investments will not earn significant returns, and we cannot predict how long it will take to fully invest the proceeds in properties and real estate related securities. The number of properties we may acquire and other investments we will make will depend upon the number of shares sold and the resulting amount of the net proceeds available for investment.

When we acquire a property, our Advisor will prepare a capital plan that contemplates the estimated capital needs of that investment. In addition to operating expenses, capital needs may also include costs of refurbishment, tenant improvements or other major capital expenditures. The capital plan will also set forth the anticipated sources of the necessary capital, which may include a line of credit or other loan established with respect to the investment, operating cash generated by the investment, additional equity investments from us or joint venture partners or, when necessary, capital reserves. Any capital reserve would be established from the gross proceeds of our Offering, proceeds from sales of other investments, operating cash generated by other investments or other cash on hand. In some cases, a lender may require us to establish capital reserves for a particular investment. The capital plan for each investment will be adjusted through ongoing, regular reviews of our portfolio or as necessary to respond to unanticipated additional capital needs.

Distributions

We have not paid any distributions as of the date of this Supplement No. 1. The amount of the distributions to our stockholders will be determined by our board of directors and are dependent on a number of factors, including funds available for payment of distributions, our financial condition, capital expenditure requirements and annual distribution requirements needed to maintain our status as a REIT under the Code.

Off-Balance Sheet Arrangements

We have no off-balance sheet transactions, arrangements or obligations, including contingent obligations.

Commitments and Contingencies

Our organizational, offering and related expenses are initially being paid by our Advisor, our Dealer Manager and their affiliates on our behalf. These organizational, offering and related expenses include all expenses (other than selling commissions and the marketing support fee) to be paid by us in connection with our Offering. As of September 30, 2006 and April 28, 2006, our Advisor or Triple Net Properties have incurred expenses of $959,000 and $663,000, respectively. These expenses will only become our liability to the extent selling commissions, the marketing support fee and due diligence expense reimbursement and other organizational and offering expenses do not exceed 11.5% of the gross proceeds of our Offering. We have no obligation to reimburse our Advisor, our Dealer Manager or their affiliates for any organizational, offering and related expenses unless we raise the minimum offering. As such, these expenses are not recorded in our accompanying consolidated financial statements because we had not raised the minimum offering as of September 30, 2006.

Inflation

We will be exposed to inflation risk as income from future long-term leases is expected to be the primary source of our cash flows from operations. We expect that there will be provisions in the majority of our tenant leases that would protect us from the impact of inflation. These provisions include rent steps, reimbursement billings for operating expense pass-through charges, real estate tax and insurance reimbursements on a per square foot allowance. However, due to the anticipated long-term nature of the leases, among other factors, the leases may not re-set frequently enough to cover inflation.

Subsequent Events

New Director

Effective October 4, 2006, our board of directors appointed Gary T. Wescombe as a member of our board of directors. Pursuant to Mr. Wescombe’s appointment to our board of directors, we granted him 5,000 shares of restricted common stock, which vested 20.0% on the grant date and 20.0% will vest on each of the first four anniversaries of the date of grant.

Potential Property Acquisitions

On October 4, 2006, our board of directors authorized our officers to take the necessary actions to acquire: (i) the Crawfordsville Medical Office Park and Athens Surgery Center property, or the Crawfordsville property, situated within the St. Clare Medical Center campus located in Crawfordsville, Indiana, for a purchase price of $6,900,000; and (ii) the Southpointe Office Parke and Epler Parke I property, or Southpointe Epler Parke property, a portfolio of seven multi-tenant office/medical office buildings located in the Southport community of Indianapolis, Indiana, for a purchase price of $14,800,000. The acquisition of the two properties is contingent upon the following: (a) raising the minimum offering in accordance with our prospectus; (b) the sale of sufficient shares of our common stock and receipt of debt financing to provide the funds necessary to purchase each of the two properties; and (c) receipt of satisfactory Phase I Environmental Reports. As of the date of this Supplement No. 1, we have received satisfactory Phase I Environmental Reports for both of these properties.

Distribution Rate

On October 4, 2006, our board of directors approved the payment of an initial distribution rate of 6.5% per annum paid monthly to stockholders of record as of one business day following the close of the acquisition of either the Crawfordsville property or Southpointe Epler Parke property. However, there can be no assurance that we will be able to complete the acquisition of either of these properties.

Status of Offering

As of November 8, 2006, we received and accepted subscriptions in our Offering for 8,826 shares of common stock, or $84,610. We will not sell any shares in our Offering unless we raise the minimum offering by September 20, 2007. If we are not able to raise at least the minimum offering by September 20, 2007, we will promptly return all funds raised, including interest, to subscribers and we will terminate our Offering.

Funds from Operations

One of our objectives is to provide cash distributions to our stockholders from cash generated by our operations. Funds from operations is not equivalent to our net income or loss as determined under GAAP. Due to certain unique operating characteristics of real estate companies, the National Association of Real Estate Investment Trusts, or NAREIT, an industry trade group, has promulgated a measure known as Funds From Operations, or FFO, which it believes more accurately reflects the operating performance of a REIT such as us.

We define FFO, a non-GAAP measure, consistent with the standards established by the White Paper on FFO approved by the Board of Governors of NAREIT, as revised in February 2004. The White Paper defines FFO as net income or loss computed in accordance with GAAP, excluding gains or losses from sales of property but including asset impairment writedowns, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO.

Although we have not acquired any real estate properties or real estate related investments as of the date of this Supplement No. 1, we are disclosing FFO and intend to disclose FFO in future filings because we consider FFO to be an appropriate supplemental measure of a REIT’s operating performance as it is based on a net income analysis of property portfolio performance that excludes non-cash items such as depreciation. The historical accounting convention used for real estate assets requires straight-line depreciation of buildings and improvements, which implies that the value of real estate assets diminishes predictably over time. Since real estate values historically rise and fall with market conditions, presentations of operating results for a REIT, using historical accounting for depreciation, could be less informative. The use of FFO is recommended by the REIT industry as a supplemental performance measure.

Presentation of this information is intended to assist the reader in comparing the operating performance of different REITs, although it should be noted that not all REITs calculate FFO the same way, so comparisons with other REITs may not be meaningful. Furthermore, FFO is not necessarily indicative of cash flow available to fund cash needs and should not be considered as an alternative to net income as an indication of our performance. Our FFO reporting complies with NAREIT’s policy described above.

The following is the calculation of FFO for the three months ended September 30, 2006 and for the period from April 28, 2006 (Date of Inception) through September 30, 2006:

		Period from April 28, 2006
		(Date of Inception)
	Three Months Ended	through
	September 30, 2006	September 30, 2006

Net loss	$(49,659)	$(49,659)
Add:
Depreciation and amortization — consolidated properties	—	—
Depreciation and amortization — unconsolidated properties	—	—
Less:
Gain on sale of joint venture (net of related income tax)	—	—

Funds from operations	$(49,659)	$(49,659)

Weighted average common shares outstanding — basic and diluted	559	350

Gain on the sale of investments included in net loss and FFO	$—	$—

INDEX OF FINANCIAL STATEMENTS

Page

NNN HEALTHCARE/OFFICE REIT INC. — September 30, 2006
Consolidated Balance Sheets as of September 30, 2006 (Unaudited) and April 28, 2006 (Unaudited)	F-2
Consolidated Statements of Operations for the Three Months Ended September 30, 2006 (Unaudited) and for the Period from April 28, 2006 (Date of Inception) through September 30, 2006 (Unaudited)	F-3
Consolidated Statement of Stockholders’ (Deficit) Equity for the Period from April 28, 2006 (Date of Inception) through September 30, 2006 (Unaudited)	F-4
Consolidated Statement of Cash Flows for the Period from April 28, 2006 (Date of Inception) through September 30, 2006 (Unaudited)	F-5
Notes to Consolidated Financial Statements (Unaudited)	F-6

NNN HEALTHCARE/OFFICE REIT, INC.

CONSOLIDATED BALANCE SHEETS
As of September 30, 2006 (Unaudited) and April 28, 2006 (Date of Inception)
(Unaudited)

	September 30,	April 28,
	2006	2006

ASSETS
Cash	$202,000	$202,000

Total assets	$202,000	$202,000

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Liabilities:
Accrued liabilities	$18,826	$—

Total liabilities	18,826	—

Commitments and contingencies (Note 3)
Minority interest of limited partnership in Operating Partnership	200,000	200,000
Stockholders’ (deficit) equity:
Preferred stock, $0.01 par value; 200,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.01 par value; 1,000,000,000 shares authorized; 15,200 and 200 shares issued and outstanding as of September 30, 2006 and April 28, 2006, respectively	152	2
Additional paid-in capital	32,681	1,998
Accumulated deficit	(49,659)	—

Total stockholders’ (deficit) equity	(16,826)	2,000

Total liabilities and stockholders’ (deficit) equity	$202,000	$202,000

The accompanying notes are an integral part of these consolidated financial statements.

NNN HEALTHCARE/OFFICE REIT, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
For the Three Months Ended September 30, 2006 (Unaudited) and for the
Period from April 28, 2006 (Date of Inception) through September 30, 2006
(Unaudited)

		Period from April 28, 2006
		(Date of Inception)
	Three Months Ended	through
	September 30, 2006	September 30, 2006

Expenses:
General and administrative	$(49,659)	$(49,659)

Net loss	$(49,659)	$(49,659)

Net loss per share — basic and diluted	$(88.84)	$(141.88)

Weighted average number of common shares outstanding — basic and diluted	559	350

The accompanying notes are an integral part of these consolidated financial statements.

NNN HEALTHCARE/OFFICE REIT, INC.

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ (DEFICIT) EQUITY
For the Period from April 28, 2006 (Date of Inception) through September 30, 2006
(Unaudited)

	Common Stock		Additional
	Number		Paid-In	Preferred	Accumulated	Total Stockholders’
	of Shares	Amount	Capital	Stock	Deficit	(Deficit) Equity

BALANCE — April 28, 2006	—	$—	$—	$—	$—	$—
Issuance of common stock	200	2	1,998	—	—	2,000
Issuance of vested and nonvested common stock	15,000	150	29,850	—	—	30,000
Amortization of nonvested common stock compensation	—	—	833	—	—	833
Net loss	—	—	—	—	(49,659)	(49,659)

BALANCE — September 30, 2006	15,200	$152	$32,681	$—	$(49,659)	$(16,826)

The accompanying notes are an integral part of these consolidated financial statements.

NNN HEALTHCARE/OFFICE REIT, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS
For the Period from April 28, 2006 (Date of Inception) through September 30, 2006
(Unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(49,659)
Adjustments to reconcile net loss to net cash provided by operating activities:
Stock based compensation	30,833
Changes in operating assets and liabilities:
Accrued liabilities	18,826

Net cash provided by operating activities	—

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of common stock	2,000
Minority interest contributions to our Operating Partnership	200,000

Net cash provided by financing activities	202,000

NET CHANGE IN CASH	202,000
CASH — Beginning of period	—

CASH — End of period	$202,000

The accompanying notes are an integral part of these consolidated financial statements.

NNN HEALTHCARE/OFFICE REIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

1.	Organization and Description of Business

NNN Healthcare/Office REIT, Inc., a Maryland corporation, was incorporated on April 20, 2006 and intends to provide investors the potential for income and growth through investment in a diversified portfolio of real estate properties, focusing primarily on medical office buildings, healthcare-related facilities and quality commercial office properties that produce current income. The use of the words “we,” “us” or “our” refers to NNN Healthcare/Office REIT, Inc. and our subsidiary, NNN Healthcare/Office REIT Holdings, L.P., except where the context otherwise requires. We may also invest in real estate related securities. If we meet the qualification requirements, we intend to elect to be treated as a real estate investment trust, or REIT, for federal income tax purposes for our taxable year ending December 31, 2006.

We are conducting a best efforts initial public offering, or our Offering, in which we are offering a minimum of 200,000 shares of our common stock aggregating at least $2,000,000, or the minimum offering, and a maximum of 200,000,000 shares of our common stock aggregating up to $2,200,000,000, or the maximum offering, for $10.00 per share and 21,052,632 shares of our common stock pursuant to our distribution reinvestment plan, or the DRIP, at $9.50 per share. Shares purchased by our executive officers and directors, by NNN Capital Corp., or our Dealer Manager, by NNN Healthcare/Office REIT Advisor, LLC, or our Advisor, or by its affiliates will not count toward the minimum offering.

We anticipate that we will conduct substantially all of our operations through NNN Healthcare/Office REIT Holdings, L.P., or our Operating Partnership. We are externally advised by our Advisor, pursuant to an advisory agreement, or the Advisory Agreement, between us, our Advisor and Triple Net Properties, LLC, or Triple Net Properties, our Sponsor, who is the parent and managing member of our Advisor. The Advisory Agreement has a one year term that expires in September 2007 and is subject to successive renewals upon the mutual consent of the parties. Our Advisor supervises and manages our day-to-day operations and will select the properties and securities we acquire, subject to oversight by our board of directors. Our Advisor will also provide marketing, sales and client services on our behalf. Our Advisor is affiliated with us in that we and our Advisor have common officers, some of whom also own an equity interest in our Advisor. Our Advisor engages affiliated entities, including Triple Net Properties Realty, Inc., or Realty, to provide various services to us and our future properties.

As of September 30, 2006, we have neither purchased nor contracted to purchase any investments.

2.	Summary of Significant Accounting Policies

The summary of significant accounting policies presented below is designed to assist in understanding our consolidated financial statements. Such financial statements and accompanying notes are the representations of our management, who are responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America, or GAAP, in all material respects, and have been consistently applied in preparing the accompanying unaudited consolidated financial statements.

Basis of Presentation

Our accompanying unaudited consolidated financial statements include our accounts and those of our Operating Partnership. We intend to operate in an umbrella partnership REIT structure in which our Operating Partnership, or wholly-owned subsidiaries of our Operating Partnership, will own substantially all of the properties acquired on our behalf. We are the sole general partner of our Operating Partnership and as of September 30, 2006 and April 28, 2006, we owned a 1.0% general partnership interest therein. Our Advisor is a limited partner and as of September 30, 2006 and April 28, 2006, owned a 99.0% limited partnership interest therein. Our Advisor is also entitled to certain subordinated distribution rights under the partnership agreement for our Operating Partnership. Management expects our ownership percentage in our Operating

NNN HEALTHCARE/OFFICE REIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — (Continued)

Partnership to increase significantly as we invest net proceeds from our Offering into our Operating Partnership. As of September 30, 2006, our Operating Partnership has no real estate operations and no assets other than the partners’ initial capital contributions. Because we are the sole general partner of our Operating Partnership and have unilateral control over its management and major operating decisions (even if additional limited partners are admitted to our Operating Partnership), the accounts of our Operating Partnership are consolidated in our consolidated financial statements. All significant intercompany accounts and transactions are eliminated in consolidation.

Use of Estimates

The preparation of our consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. We believe that our critical accounting policies are those that require significant judgments and estimates. These estimates are made and evaluated on an on-going basis using information that is currently available as well as various other assumptions believed to be reasonable under the circumstances. Actual results could differ from those estimates, perhaps in material adverse ways, and those estimates could be different under different assumptions or conditions.

Interim Financial Data

Our accompanying interim unaudited consolidated financial statements have been prepared by us in accordance with GAAP in conjunction with the rules and regulations of the Securities and Exchange Commission, or the SEC. Certain information and footnote disclosures required for annual financial statements have been condensed or excluded pursuant to SEC rules and regulations. Accordingly, the interim financial statements do not include all of the information and footnotes required by GAAP for complete financial statements. Our accompanying unaudited consolidated financial statements reflect all adjustments, which are, in our opinion, of a normal recurring nature and necessary for a fair presentation of our financial position, results of operations and cash flows for the interim period. Interim results of operations are not necessarily indicative of the results to be expected for the full year; such results may be less favorable. Our accompanying unaudited consolidated financial statements should be read in conjunction with our prospectus.

Concentration of Credit Risk

Financial instruments that potentially subject us to a concentration of credit risk are primarily cash. We have cash in financial institutions that is insured by the Federal Deposit Insurance Corporation, or FDIC, up to $100,000 per institution. As of September 30, 2006 and April 28, 2006, we had cash accounts in excess of FDIC insured limits. We believe this risk is not significant.

Organizational, Offering and Related Expenses

Our organizational, offering and related expenses are initially being paid by our Advisor, our Dealer Manager and their affiliates on our behalf. These organizational, offering and related expenses include all expenses (other than selling commissions and the marketing support fee) to be paid by us in connection with our Offering. As of September 30, 2006 and April 28, 2006, our Advisor or Triple Net Properties have incurred $959,000 and $663,000, respectively. These expenses will only become our liability to the extent selling commissions, the marketing support fee and due diligence expense reimbursement and other organizational and offering expenses do not exceed 11.5% of the gross proceeds of our Offering. We have no obligation to reimburse our Advisor, our Dealer Manager or their affiliates for any organizational, offering and related expenses unless we raise the minimum offering. As such, these expenses are not recorded in our accompanying consolidated financial statements since we had not raised the minimum offering as of

NNN HEALTHCARE/OFFICE REIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — (Continued)

September 30, 2006. See Note 4, Related Party Transactions — Offering Stage, for a further discussion of expenses during our offering stage.

Stock Compensation

We follow Statement of Financial Accounting Standards, or SFAS, No. 123 (R), Share-Based Payment, to account for our stock compensation pursuant to our 2006 Incentive Plan and the 2006 Independent Directors Compensation Plan, a sub-plan of our 2006 Incentive Plan. See Note 6, Stockholders’ (Deficit) Equity — 2006 Incentive Plan and Independent Directors Compensation Plan for a further discussion of grants under our 2006 Incentive Plan.

Income Taxes

We intend to make an election to be taxed as a REIT, under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended, or the Code, and we intend to be taxed as such beginning with our taxable year ending December 31, 2006. We have not yet qualified as a REIT. To qualify as a REIT, we must meet certain organizational and operational requirements, including a requirement to currently distribute at least 90.0% of our ordinary taxable income to stockholders. As a REIT, we generally will not be subject to federal income tax on taxable income that we distribute to our stockholders. If we fail to qualify as a REIT in any taxable year, we will then be subject to federal income taxes on our taxable income at regular corporate rates and will not be permitted to qualify for treatment as a REIT for federal income tax purposes for four years following the year during which qualification is lost unless the Internal Revenue Service grants us relief under certain statutory provisions. Such an event could materially adversely affect our net income and net cash available for distribution to stockholders.

Per Share Data

We report earnings (loss) per share pursuant to SFAS No. 128, Earnings Per Share. Basic earnings (loss) per share attributable for all periods presented are computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the period. Diluted earnings (loss) per share are computed based on the weighted average number of shares of common stock and all potentially dilutive securities, if any. Restricted shares of common stock give rise to potentially dilutive shares of common stock.

For the three months ended September 30, 2006 and for the period from April 28, 2006 (Date of Inception) through September 30, 2006, we recorded a net loss of approximately $50,000. As such, as of September 30, 2006, the incremental shares of 12,000 from restricted shares of common stock were excluded from the computation of diluted loss per share because they were anti-dilutive in those periods.

Segment Disclosure

We internally evaluate operations as one segment and therefore do not report segment information.

Recently Issued Accounting Pronouncements

In July 2006, the Financial Accounting Standards Board, or the FASB, issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes, or FIN No. 48. This interpretation, among other things, creates a two-step approach for evaluating uncertain tax positions. Recognition (step one) occurs when an enterprise concludes that a tax position, based solely on its technical merits, is more-likely-than-not to be sustained upon examination. Measurement (step two) determines the amount of benefit that more-likely-than-not will be realized upon settlement. Derecognition of a tax position that was previously recognized would occur when a company subsequently determines that a tax position no longer meets the more-likely-than-not threshold of being sustained. FIN No. 48 specifically prohibits the use of a valuation allowance as a substitute for

NNN HEALTHCARE/OFFICE REIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — (Continued)

derecognition of tax positions, and it has expanded disclosure requirements. FIN No. 48 is effective for fiscal years beginning after December 15, 2006, in which the impact of adoption should be accounted for as a cumulative-effect adjustment to the beginning balance of retained earnings. We will adopt FIN No. 48 on January 1, 2007. We are evaluating FIN No. 48 and have not yet determined the impact the adoption will have on our consolidated financial statements.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurement, or SFAS No. 157. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in accordance with GAAP, and expands disclosures about fair value measurements. The provisions of SFAS No. 157 are effective for fiscal years beginning after November 15, 2007. We will adopt SFAS No. 157 on January 1, 2008. We are evaluating SFAS No. 157 and have not yet determined the impact the adoption will have on our consolidated financial statements.

In September 2006, the SEC released Staff Accounting Bulletin, or SAB, No. 108, Considering the Effects of Prior Year Misstatements When Quantifying Current Year Misstatements, or SAB No. 108, to address diversity in practice regarding consideration of the effects of prior year errors when quantifying misstatements in current year financial statements. The SEC staff concluded that registrants should quantify financial statement errors using both a balance sheet approach and an income statement approach and evaluate whether either approach results in quantifying a misstatement that, when all relevant quantitative and qualitative factors are considered, is material. SAB No. 108 states that if correcting an error in the current year materially affects the current year’s income statement, the prior period financial statements must be restated. SAB No. 108 is effective for fiscal years ending after November 15, 2006. We will adopt SAB No. 108 on January 1, 2007. We do not expect that the adoption of SAB No. 108 will have a material impact on our consolidated financial statements.

3.	Commitments and Contingencies

Litigation

We are not presently subject to any material litigation nor, to our knowledge, is any material litigation threatened against us, which if determined unfavorably to us, would have a material adverse effect on our consolidated financial position, results of operations or cash flows.

4.	Related Party Transactions

Some of our executive officers and our non-independent director are also executive officers and/or holders of a direct or indirect interest in our Advisor, Triple Net Properties, Realty, or other affiliated entities. Upon the effectiveness of our Offering, we entered into the Advisory Agreement and a dealer manager agreement, or the Dealer Manager Agreement, with our Dealer Manager. These agreements entitle our Advisor, our Dealer Manager and their affiliates to specified compensation for certain services with regard to our Offering and the investment of funds in real estate assets, among other services, as well as reimbursement of organizational and offering expenses incurred.

Offering Stage

Selling Commissions

Our Dealer Manager will receive selling commissions up to 7.0% of the gross offering proceeds from the sale of shares of our common stock in our Offering. Our Dealer Manager may re-allow all or a portion of these fees to participating broker-dealers. Our Dealer Manager did not receive selling commissions for the three months ended September 30, 2006 and for the period from April 28, 2006 (Date of Inception) through September 30, 2006. Selling commissions are not recorded in our accompanying consolidated financial statements because such commissions were not our liability since we had not raised the minimum offering as

NNN HEALTHCARE/OFFICE REIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — (Continued)

of September 30, 2006. When recorded by us, such commissions will be deferred and charged to stockholders’ equity as such amounts are reimbursed to our Dealer Manager from the gross proceeds of our Offering.

Marketing Support Fee and Due Diligence Expense Reimbursement

Our Dealer Manager may receive non-accountable marketing support fees and due diligence expense reimbursements up to 2.5% of the gross offering proceeds from the sale of shares of our common stock in our Offering and may re-allow up to 1.0% of these fees to participating broker-dealers. In addition, we may reimburse our Dealer Manager or its affiliates an additional accountable 0.5% of gross offering proceeds for bona fide due diligence expenses and may re-allow up to 0.5% of these fees to participating broker-dealers. Our Dealer Manager or its affiliates did not receive marketing support fees or due diligence expense reimbursements for the three months ended September 30, 2006 and for the period from April 28, 2006 (Date of Inception) through September 30, 2006. Marketing support fees and due diligence expense reimbursements are not recorded in our accompanying consolidated financial statements because such fees and reimbursements were not our liability since we had not raised the minimum offering as of September 30, 2006. When recorded by us, such fees and reimbursements will be deferred and charged to stockholders’ equity as such amounts are reimbursed to our Dealer Manager or its affiliates from the gross proceeds of our Offering.

Other Organizational and Offering Expenses

Our organizational and offering expenses are paid by our Advisor or Triple Net Properties on our behalf. Our Advisor or Triple Net Properties may be reimbursed for actual expenses incurred for up to 1.5% of the gross offering proceeds for the shares sold under our offering. No reimbursements were made to our Advisor or Triple Net Properties for the three months ended September 30, 2006 and for the period from April 28, 2006 (Date of Inception) through September 30, 2006 for other organizational and offering expenses. Other organizational and offering expenses are not recorded in our accompanying consolidated financial statements because such expenses were not our liability since we had not raised the minimum offering as of September 30, 2006. When recorded by us, organizational expenses will be expensed as incurred and offering expenses will be deferred and charged to stockholders’ equity as such amounts are reimbursed to our Advisor or Triple Net Properties from the gross proceeds of our Offering.

Acquisition and Development Stage

Acquisition Fees

Our Advisor or Realty will receive, as compensation for services rendered in connection with the investigation, selection and acquisition of properties, an acquisition fee (previously referred to as real estate commissions payable to our Advisor and Realty during our acquisition and development stage in our prospectus) up to 3.0% of the contract purchase price for each property acquired or up to 4.0% of the total development cost of any development property acquired, as applicable. For the three months ended September 30, 2006 and for the period from April 28, 2006 (Date of Inception) through September 30, 2006, we did not incur such fees.

Reimbursement of Acquisition Expenses

Our Advisor or its affiliates will be reimbursed for acquisition expenses related to selecting, evaluating, acquiring and investing in properties, which will not exceed 0.5% of the purchase price of the properties. The reimbursement of acquisition expenses, acquisition fees, and real estate commissions paid to unaffiliated parties, will not exceed, in the aggregate, 6.0% of the purchase price or total development costs, unless fees in excess of such limits are approved by a majority of our disinterested independent directors. For the three months ended September 30, 2006 and for the period from April 28, 2006 (Date of Inception) through September 30, 2006, we did not incur such expenses.

NNN HEALTHCARE/OFFICE REIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — (Continued)

Operational Stage

Asset Management Fee

Our Advisor will be paid a monthly fee for services rendered in connection with the management of our assets equal to one-twelfth of 1.0% of the average invested assets calculated as of the close of business on the last day of each month, subject to our stockholders receiving annualized distributions in an amount equal to 5.0% per annum on average invested capital. For the three months ended September 30, 2006 and for the period from April 28, 2006 (Date of Inception) through September 30, 2006, we did not incur such fees.

Property Management Fees

Our Advisor or Realty will be paid a monthly property management fee equal to 4.0% of the gross income from each property managed. For properties managed by other third parties besides our Advisor or Realty, our Advisor or Realty will be paid up to 1.0% of the gross income from the property for a monthly oversight fee. For the three months ended September 30, 2006 and for the period from April 28, 2006 (Date of Inception) through September 30, 2006, we did not incur such fees.

Operating Expenses

Our Advisor or Triple Net Properties will be reimbursed for expenses incurred in rendering its services, subject to certain limitations. Fees and costs reimbursed to our Advisor or Triple Net Properties cannot exceed the greater of: (1) 2.0% of our average invested assets, as defined in the Advisory Agreement, or (2) 25.0% of our net income, as defined in the Advisory Agreement. For the three months ended September 30, 2006 and for the period from April 28, 2006 (Date of Inception) through September 30, 2006, our Advisor and Triple Net Properties did not incur such expenses on our behalf.

Liquidity Stage

Disposition Fees

Our Advisor or Realty will be paid, for a substantial amount of services relating to a sale of one or more properties, a disposition fee up to the lesser of 1.75% of the contract sales price or 50.0% of a customary competitive real estate commission given the circumstances surrounding the sale, in each case as determined by our board of directors and will not exceed market norms. The amount of disposition fees paid, including real estate commissions paid to unaffiliated parties, will not exceed the lesser of the customary competitive disposition fee or an amount equal to 6.0% of the contract sales price. For the three months ended September 30, 2006 and for the period from April 28, 2006 (Date of Inception) through September 30, 2006, we did not incur such fees.

Subordinated Distribution of Net Sales Proceeds

Upon liquidation of our portfolio, our Advisor will be paid a subordinated distribution of net sales proceeds. The distribution will be equal to 15.0% of the net proceeds from the sales of properties, after subtracting distributions to our stockholders of (1) their initial contributed capital (less amounts paid to repurchase shares pursuant to our share repurchase program) plus (2) an annual cumulative, non-compounded return of 8.0% on average invested capital. Actual amounts depend upon the sales prices of properties upon liquidation. For the three months ended September 30, 2006 and for the period from April 28, 2006 (Date of Inception) through September 30, 2006, we did not incur such distributions.

Subordinated Distribution Upon Listing

Upon the listing of our shares of common stock on a national securities exchange, our Advisor will be paid a distribution equal to 15.0% of the amount by which (1) the market value of our outstanding common

NNN HEALTHCARE/OFFICE REIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — (Continued)

stock at listing plus distributions paid prior to listing exceeds (2) the sum of total amount of capital raised from stockholders (less amounts paid to repurchase shares pursuant to our share repurchase plan) and the amount of cash that, if distributed to stockholders as of the date of listing, would have provided them an annual 8.0% cumulative, non-compounded return on average invested capital through the date of listing. Actual amounts depend upon the market value of shares of our common stock at the time of listing, among other factors. For the three months ended September 30, 2006 and for the period from April 28, 2006 (Date of Inception) through September 30, 2006, we did not incur such distributions.

Subordinated Distribution Upon Termination

Upon termination of the Advisory Agreement, other than a termination by us for cause, our Advisor will be entitled to receive a distribution from our Operating Partnership in an amount equal to 15.0% of the amount, if any, by which (1) the fair market value of all of the assets of our Operating Partnership as of the date of the termination (determined by appraisal), less any indebtedness secured by such assets, plus the cumulative distributions made to us by our Operating Partnership from our inception through the termination date, exceeds (2) the sum of the total amount of capital raised from stockholders (less amounts paid to redeem shares pursuant to our share repurchase plan) plus an annual 8.0% cumulative, non-compounded return on average invested capital through the termination date. However, our Advisor will not be entitled to this distribution if our shares have been listed on a national securities exchange prior to the termination of the Advisory Agreement.

Due to Affiliates

As of September 30, 2006, we did not incur any amounts due to affiliates.

5.	Minority Interest

In April 2006, we made an initial capital contribution to our Operating Partnership of $2,000 and our Advisor made an initial capital contribution of $200,000 to our Operating Partnership. We used the proceeds from the sale of shares of our common stock to our Advisor to make such capital contribution to our Operating Partnership. As of September 30, 2006 and April 28, 2006, we owned a 1.0% general partnership interest in our Operating Partnership and our Advisor owned a 99.0% limited partnership interest.

6.	Stockholders’ (Deficit) Equity

Common Stock

In April 2006, our Advisor purchased 200 shares of our common stock for total cash consideration of $2,000 and was admitted as our initial stockholder. On September 20, 2006, we granted 15,000 shares of restricted common stock to our independent directors. As such, as of September 30, 2006 and April 28, 2006, we had 15,200 and 200 shares of common stock outstanding, respectively.

We are offering and selling to the public up to 200,000,000 shares of our $0.01 par value common stock for $10.00 per share and up to 21,052,632 shares of our $0.01 par value common stock to be issued pursuant to the DRIP at $9.50 per share. Our charter authorizes us to issue 1,000,000,000 shares of our common stock.

Common Stock Held in Escrow

In connection with our Offering, we received no subscriptions for shares of our common stock at $10.00 per share as of September 30, 2006 and for the period from April 28, 2006 (Date of Inception) through September 30, 2006. We must raise the minimum offering on or before September 20, 2007 (one year following the commencement of our Offering), or the funds raised, including interest, must be returned to the subscribers.

NNN HEALTHCARE/OFFICE REIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — (Continued)

Preferred Stock

Our charter authorizes us to issue 200,000,000 shares of our $0.01 par value preferred stock. No shares of preferred stock were issued and outstanding as of September 30, 2006 and April 28, 2006.

Distribution Reinvestment Plan

We adopted the DRIP that allows stockholders to purchase additional shares of common stock through reinvestment of distributions, subject to certain conditions. We registered and reserved 21,052,632 shares of common stock for sale pursuant to the DRIP in our Offering. No reinvestment of distributions were made for the three months ended September 30, 2006 and for the period from April 28, 2006 (Date of Inception) through September 30, 2006.

Share Repurchase Plan

Our board of directors has approved a share repurchase plan. On August 24, 2006, we received SEC exemptive relief from rules restricting issuer purchases during distributions. The share repurchase plan allows for share repurchases by us when certain criteria are met. Share repurchases will be made at the sole discretion of our board of directors. Funds for the repurchase of shares will come exclusively from the proceeds we receive from the sale of shares under the DRIP. No share repurchases were made for the three months ended September 30, 2006 and for the period from April 28, 2006 (Date of Inception) through September 30, 2006.

2006 Incentive Plan and Independent Directors Compensation Plan

Under the terms of our 2006 Incentive Plan, the aggregate number of shares of our common stock subject to options, restricted shares of common stock, stock purchase rights, stock appreciation rights or other awards, including those issuable under its sub-plan, the 2006 Independent Directors Compensation Plan, will be no more than 2,000,000 shares.

On September 20, 2006, we granted 15,000 shares of restricted common stock, as defined in the 2006 Incentive Plan, to our independent directors under the 2006 Independent Directors Compensation Plan, of which 20.0% vested on the grant date and 20.0% will vest on each of the first four anniversaries of the date of grant. The fair value of each share of restricted common stock was estimated at the date of grant at $10.00 per share and is amortized on a straight-line basis. Shares of restricted common stock may not be sold, transferred, exchanged, assigned, pledged, hypothecated or otherwise encumbered. Such restrictions expire upon vesting. We recognized compensation expense of approximately $31,000 related to the restricted common stock grants for the three months ended September 30, 2006 and for the period from April 28, 2006 (Date of Inception) through September 30, 2006, which is included in general and administrative on our accompanying consolidated statements of operations. Shares of restricted common stock have full voting rights and rights to dividends.

As of September 30, 2006, there was approximately $119,000 of total unrecognized compensation expense, net of estimated forfeitures, related to nonvested restricted shares of common stock. The expense is expected to be realized over a weighted average period of four years.

NNN HEALTHCARE/OFFICE REIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — (Continued)

A summary of the status of our shares of restricted common stock as of September 30, 2006, and changes for the period from April 28, 2006 (Date of Inception) through September 30, 2006, is presented below:

	Restricted	Weighted Average
	Common	Grant Date
	Stock	Fair Value

Balance — April 28, 2006	—
Granted	15,000	$10.00
Vested	(3,000)	$10.00
Forfeited	—

Balance — September 30, 2006	12,000	$10.00

7.	Subordinated Participation Interest

Pursuant to our Agreement of Limited Partnership approved by our board of directors, upon termination of the Advisory Agreement, other than a termination by us for cause, our Advisor will be entitled to receive a distribution from our Operating Partnership in an amount equal to 15.0% of the amount, if any, by which (1) the fair market value of all of the assets of our Operating Partnership as of the date of the termination (determined by appraisal), less any indebtedness secured by such assets, plus the cumulative distributions made to us by our Operating Partnership from our inception through the termination date, exceeds (2) the sum of the total amount of capital raised from stockholders (less amounts paid to redeem shares pursuant to our share repurchase plan) plus an annual 8.0% cumulative, non-compounded return on average invested capital through the termination date. However, our Advisor will not be entitled to this distribution if our shares have been listed on a national securities exchange prior to the termination of the Advisory Agreement.

8.	General and Administrative Expenses

For the three months ended September 30, 2006 and for the period from April 28, 2006 (Date of Inception) through September 30, 2006, general and administrative expenses of approximately $50,000 consisted of insurance premiums for directors’ and officers’ liability insurance of $7,000, directors’ fees of $12,000 and restricted common stock compensation of $31,000.

Such expenses are subject to the operating expense reimbursement obligation of our Advisor as discussed in Note 4, Related Party Transactions — Operating Expenses.

9.	Subsequent Events

New Director

Effective October 4, 2006, our board of directors appointed Gary T. Wescombe as a member of our board of directors. Pursuant to Mr. Wescombe’s appointment to our board of directors, we granted him 5,000 shares of restricted common stock, of which 20.0% vested on the grant date and 20.0% will vest on each of the first four anniversaries of the date of grant.

Potential Property Acquisitions

On October 4, 2006, our board of directors authorized our officers to take the necessary actions to acquire: (i) the Crawfordsville Medical Office Park and Athens Surgery Center property, or the Crawfordsville property, situated within the St. Clare Medical Center campus located in Crawfordsville, Indiana, for a purchase price of $6,900,000; and (ii) the Southpointe Office Parke and Epler Parke I property, or Southpointe Epler Parke property, a portfolio of seven multi-tenant office/medical office buildings located in the Southport community of Indianapolis, Indiana, for a purchase price of $14,800,000. The acquisition of the two properties

NNN HEALTHCARE/OFFICE REIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — (Continued)

is contingent upon the following: (a) raising the minimum offering in accordance with our prospectus; (b) the sale of sufficient shares of our common stock and receipt of debt financing to provide the funds necessary to purchase each of the two properties; and (c) receipt of satisfactory Phase I Environmental Reports. As of November 8, 2006, we received satisfactory Phase I Environmental Reports for both of these properties.

Distribution Rate

On October 4, 2006, our board of directors approved the payment of an initial distribution rate of 6.5% per annum paid monthly to stockholders of record as of one business day following the close of the acquisition of either the Crawfordsville or Southpointe Epler Parke property. However, there can be no assurance that we will be able to complete the acquisition of either of these properties.

Status of Offering

As of November 8, 2006, we received and accepted subscriptions in our Offering for 8,826 shares of common stock, or $84,610. We will not sell any shares in our offering unless we raise the minimum offering by September 20, 2007. If we are not able to raise at least the minimum offering by September 20, 2007, we will promptly return all funds raised, including interest, to subscribers and we will terminate our Offering.